Exhibit 10.7
MFRESIDENTIAL INVESTMENTS, INC.
2008 EQUITY INCENTIVE PLAN
Form of Phantom Share Award Agreement
     AGREEMENT by and between MFResidential Investments, Inc., a Maryland corporation (the “Company”), and                      (the “Grantee”), dated as of the       day of                     , 2008 (the “Effective Date”).
     WHEREAS, the Company maintains the MFResidential Investments, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);
     WHEREAS, the Grantee, as an                      of the Participating Company, is an Eligible Person; and
     WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Phantom Shares (also generally known as “restricted stock units” or “RSUs”) to the Grantee subject to the terms and conditions set forth below.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Grant of Phantom Shares.
     The Company hereby grants the Grantee                      Phantom Shares. The Phantom Shares are subject to the terms and conditions of this Agreement, and are also subject to the provisions of the Plan. The Plan is hereby incorporated herein by reference as though set forth herein in its entirety.
     2. Vesting.
     The Phantom Shares shall be subject to the terms and conditions set forth in this paragraph 2. To the extent such terms or conditions conflict with any provision in the Plan, the terms and conditions set forth herein shall govern.
(a)	The Phantom Shares shall vest, except as provided herein, on December .

(b)	In the event the Grantee has a Termination of Service (x) for Cause or (y) by the Grantee for any reason other than (a) Good Reason or (b) his or her death or Disability, during the applicable period of forfeiture, then (1) all unvested Phantom Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee and (2) all vested Phantom Shares shall be settled as provided hereunder.

(c)	In the event (x) the Grantee has a Termination of Service (a) on account of his or her death or Disability, (b) by the Company for any reason other than Cause (including non-renewal of the Grantee’s employment agreement with the Company (if any)), or (c) by the Grantee for Good Reason, or (y) of a Change in Control, during the applicable period of forfeiture, then all Phantom Shares granted to the Grantee hereunder shall immediately vest and shall be settled as provided hereunder.

(d)	Except as contemplated above, in the event that the Grantee has a Termination of Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.
     3. Dividend Equivalent Rights.
     A Dividend Equivalent Right is hereby granted to the Grantee, consisting of the right to receive, with respect to each Phantom Share, cash in an amount equal to the cash dividend distributions paid in the ordinary course on a share of Common Stock to the Company’s common stockholders (each, a “Dividend Payment”), as set forth below. For each Phantom Share then outstanding, whether or not then vested, if a cash dividend is payable in the ordinary course on a share of Common Stock, the Company shall make a payment to the Grantee in an amount equal to the applicable Dividend Payment, on or about the date of the Dividend Payment, but in no event later than March 15th of the year following the date of the Dividend Payment.
     4. Settlement.
     Each vested and outstanding Phantom Share shall be settled in Common Stock of the Company on the earlier of a Termination of Service (for any reason) or on the fifth anniversary of the Effective Date. For the avoidance of doubt, to the extent the terms of this paragraph 4 conflict with any terms of the Plan relating to the settlement of Phantom Shares, the terms of this paragraph 4 shall govern. To the extent any payment pursuant to this paragraph 4 is required to be delayed six months pursuant to the special rules of Section 409A related to “specified employees,” each affected payment shall be delayed until six months after the Grantee’s Termination of Service (other than on account of the death of the Grantee).
     5. Definitions
     For purposes of this Agreement, the following terms shall be defined as set forth below:
(a)	“Cause” shall mean the Grantee’s (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against the Company, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of the Grantee’s duties on behalf of the Company; (iii) failure to adhere to the lawful directions of the Chief Executive Officer of the Company and/or the Board, as the case may be, that are reasonably consistent with the Grantee’s duties on behalf of and/or position with the Company; (iv) breach in any material respect of any non-compete agreement or obligation resulting in material and demonstrable economic injury to the Company; (v) chronic or persistent substance abuse that materially and adversely affects his or her performance of his or her duties on behalf of the Company or (vi) breach in any material respect of the terms and provisions of any employment agreement (if any) with the Company resulting in material and demonstrable economic injury to the Company.

(b)	“Change in Control” shall mean the occurrence of any one of the following events:
(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“voting securities”) or (B) the then outstanding shares of Common Stock (in either such case other than as a result of an acquisition of securities directly from the Company); or
(ii) persons who, as of the effective date of this Agreement, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Director of the Company subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or
(iii) there shall occur (A) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other voting securities outstanding, increases (x) the proportionate number of shares of Common Stock beneficially owned by any person to 30% or more of the shares of Common Stock then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of this Paragraph 5(b).
(c)	“Disability” shall mean the Grantee’s inability for a period of six consecutive months, to render substantially the services provided for on behalf of the Company by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol).

(d)	“Good Reason” shall mean:
(i) a material diminution in the Grantee’s title, duties or responsibilities;

(ii) relocation of the Grantee’s place of employment without his or her consent outside the New York City metropolitan area;
(iii) the failure of the Company to pay within thirty (30) business days any payment due from the Company;
(iv) the failure of the Company to pay within a reasonable period after the date when amounts are required to be paid to the Grantee under any benefit programs or plans; or
(v) the failure by the Company to honor any of its material obligations to the Grantee.
     6. Miscellaneous.
(a)	The value of a Phantom Share may decrease depending upon the Fair Market Value of a Share from time to time. Neither the Company nor the Committee, nor any other party associated with the Plan, shall be held liable for any decrease in the value of the Phantom Shares. If the value of such Phantom Shares decrease, there will be a decrease in the underlying value of what is distributed to the Grantee under the Plan and this Agreement.

(b)	With respect to this Agreement, (i) the Phantom Shares are bookkeeping entries, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan (including distributions of Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of Phantom Shares is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c)	THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)	The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantees.

(e)	All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 6(e).

(f)	The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(g)	Nothing in this Agreement shall (x) confer on the Grantee any right to continue in the service of the Company, the Subsidiaries, the Manager or any of their respective affiliates (if applicable) or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (y) interfere in any way with the right of the Company, its stockholders, the Subsidiaries, the Manager or any of their respective affiliates (if applicable) to terminate the Grantee’s service at any time.

(h)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

MFRESIDENTIAL INVESTMENTS, INC.

By:

Name:
Title:

[EMPLOYEE]

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